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                       DESCRIPTION OF HEALTH INSURANCE PREMIUM
                    REIMBURSEMENT PLAN FOR U. S. BANCORP DIRECTORS


U. S. Bancorp shall reimburse or subsidize a portion of the cost of premiums incurred by non-employee directors of U.S. Bancorp who were former directors of West One Bancorp for health care insurance coverage of such directors and his or her dependents upon the director's request, provided that no portion of such premiums are reimbursed or subsidized by any other employer. Such reimbursement and the criteria for eligibility shall be subject to the same conditions and limits as are applicable to active employees of U. S. Bancorp.